Exhibit 99.1

December 15, 2020

Enzo Biochem Hosting Key Opinion Leader Call on GENFLEX™ Molecular System for COVID-19 and the Role of Testing in a Post-Vaccine Treatment Environment

Thursday, December 17th @ 12:00pmET

New York, NY, December 15, 2020 -- Enzo Biochem, Inc. (NYSE:ENZ), a leading biosciences and diagnostics company, today announced that it will host a key opinion leader (KOL) webinar discussing the use of the GENFLEX™ Molecular System for COVID-19 testing and the role of testing in a post-vaccine treatment environment, on Thursday, December 17, 2020 at 12:00pm Eastern Time.

Infectious disease specialists Bruce Hanna, PhD, NYU Grossman School of Medicine, and Gerard Nuovo, MD, Ohio State University College of Medicine, will discuss the GENFLEX™ Molecular System for COVID-19 and the role of testing in a post-vaccine treatment environment. Included in this discussion will be the advantages of Enzyme-Linked Immunosorbent Assay (ELISA) kit technology for COVID-19 related serological testing. Drs. Hanna and Nuovo will be available to answer questions following the formal presentations.

Enzo Biochem’s management team will also give an update on the applications of GENFLEX™ Molecular System and ELISA kit testing platforms as access to vaccines expands in 2021. The GENFLEX™ Molecular System, which received FDA Emergency Use Authorization (EUA), is an all-in-one solution for COVID-19 molecular testing from extraction, detection and analysis to clinical results. The ELISA kit is designed for the qualitative detection of IgG antibodies specific to COVID-19 in human serum samples. Enzo’s serological solutions aid in identifying individuals with an adaptive immune response to COVID-19.

To register for the call, please click here.

Bruce Hanna, PhD, has served as a Clinical Professor of Pathology and Clinical Professor of Microbiology at the New York University School of Medicine since 1979 and Adjunct Professor of Science at New York University College of Dentistry since 2010. From 2006 to 2015, he served on the ASM International Committee and WHO Global Committee; from 2000 to 2012, he served as the Editor of the Clinical Microbiology Review; from 1982 to 2010, he was a director of Clinical Microbiology and Immunology; and from 2008 to 2010 he was Interim director of Pathology, Bellevue Hospital Center. Dr. Hanna earned a Bachelor of Science in Biology from Saint Bonaventure University, a Masters in Science in Microbiology from Northeastern University and a Ph.D. in Microbiology from Saint John’s University. Dr. Hanna’s post-doctorate work in Clinical Microbiology was at Mt. Sinai Hospital.

Dr. Gerard Nuovo is a board-certified anatomic pathologist and has spent his entire 30+ year career correlating the histologic features with the in situ detection of DNA, RNA, and proteins. He currently is medical director of a Molecular Pathology Laboratory (Phylogeny) that serves as a satellite laboratory for the OSUCCC. His group has invented several methodologies that can be used for the enhanced in situ detection of mRNA, viral nucleic acids, and microRNAs, including RT in situ PCR and the ultramer extension method for the latter. Further, he has extensive experience with the in situ co-localization of RNA/DNA molecules and proteins. He has published over 333 peer review manuscripts, written 6 textbooks, has done over 40 invited chapters, and has been a co-PI on over 20 grants. His group was the first to show that human papillomavirus induced a type specific immunity and was one of the first groups to show that HIV-1 caused a massive infection prior to the development of AIDS. He has done extensive work on the molecular events that underlie the use of viruses as oncolytic agents in cancer.

About Enzo Biochem, Inc.

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with 475 issued patents worldwide along with extensive enabling technologies and platforms.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenue, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2019 and Form 10-Q for the period ended July 31, 2020. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contacts:

Enzo Biochem, Inc.

David Bench, CFO
212-583-0100
dbench@enzo.com

Investors:

LifeSci Advisors, LLC
Jeremy Feffer
212-915-2568
jeremy@lifesciadvisors.com

Source: Enzo Biochem, Inc.